February 11, 2011

Christie A. Hill
11103 Chessington Place
Reston, VA 20194

Dear Christie:

On behalf of Primus Telecommunications, Inc. (the “Company”), it is my pleasure to offer you full-time employment for the position of General Counsel and Corporate Secretary/Senior Vice President - Compliance Officer of Primus Telecommunications Group, Incorporated, reporting to Peter D. Aquino, Chairman and CEO.

This offer is subject to (1) consummation of the merger (the “Merger”) contemplated by the Merger Agreement, dated November 10, 2010, as amended by Amendment No. 1 dated as of December 14, 2010, by and among the Company, PTG Investments, Inc. and Arbinet Corporation (“Arbinet”), (2) written affirmation of the Company’s Code of Ethics, Confidentiality Agreement and other policies, and (3) successful completion of a background check and drug screen. Your employment by the Company will be effective upon consummation of the Merger, and your appointment as General Counsel and Corporate Secretary/Compliance Officer of the Company will be effective upon the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 with the U.S. Securities and Exchange Commission, unless an earlier date is mutually agreed to by you and the Company.

Your semi-monthly salary will be $12,500.00, which is $300,000.00 annually. You are entitled to a cash signing bonus of $75,000.00, two-thirds ($50,000.00) of which will be paid on March 31, 2011, and the remaining one-third ($25,000.00) of which will be paid on September 30, 2011. You are also entitled to the opportunity to earn annual calendar year performance bonuses, with a target cash bonus of 50% of your then base salary (the “Target Bonus Amount”) in accordance with performance objectives established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company. The bonus will be payable in the calendar year following the calendar year in which the performance objectives for such bonus are measured, i.e., March 2012 for 2011 performance, provided you are employed on the payment date. Your annual cash bonus for 2011 will not be prorated.

You will be eligible for future short-term and long-term incentive equity grants as determined by the Compensation Committee in a manner and amounts consistent with past practices under the Company’s Senior Management Equity Program.

You will continue to be eligible to participate in the retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans (collectively, the “Plans”) of Arbinet until such time as current Arbinet employees are transferred over to the Company’s Plans.

In addition to the benefits listed above, you will be entitled to accrue vacation leave at 8.33 hours per pay period, which equates to five (5) weeks of vacation per completed calendar year, and to such other leave (excluding vacation) in accordance with the Company’s policies. In accordance with the Company’s current policy on vacation leave, you will be eligible to carry forward a maximum of one (1) week of vacation.

Primus Telecommunications Group, Incorporated
7901 Jones Branch Drive, Suite 900  McLean, VA 22102 USA
Phone: 703.902.2800  Fax: 703.902.2814  PTGi.com

Your employment with the Company is at-will, meaning both you and the Company may terminate the employment relationship at any time, for any reason, with or without notice. In the event your employment is terminated without “Cause,” for “Good Reason,” or within one year of a “Change of Control,” you are entitled to (1) a lump sum payment equal to twelve (12) months of your then-current base salary, (2) a lump sum payment equal to the Target Bonus Amount prorated for the year, as if you met all objectives, through the date of termination, and (3) a lump sum payment of $25,000.00 for certain COBRA payments and employer 401(k) plan contributions (collectively, the “Severance Pay”).

As used herein, the following terms shall have the following meanings:

(a) “Cause” shall mean the occurrence of any of the following: (i) your willful and continued failure to substantially perform your material duties to the Company (other than due to your Disability) after written notice from the Company, (ii) your engagement in misconduct that has resulted in demonstrable damage to the business or reputation of the Company or its subsidiaries, (iii) your conviction for, or plea of nolo contendere to, (A) a misdemeanor involving moral turpitude or (B) a felony, (iv) your engagement in fraud against the Company or your misappropriation of Company property (other than incidental property), or (v) your material violation of any written policy of the Company or its subsidiaries that has been distributed to you, including any written code of conduct applicable to senior executives of the Company or members of the Board.

(b) “Good Reason” when used with reference to a voluntary termination by you from your employment with Company, shall mean (i) a material reduction in your salary as in effect on the date hereof, or as the same may be increased from time to time, during your employment; or (ii) a material reduction in your status, position, responsibilities or duties during your employment; or (iii) a material breach of the Agreement by the Company; or (iv) involuntary relocation to a principal location of employment more than fifty (50) miles outside of Northern Virginia, provided, in each case, that you have not consented to or waived compliance with, as applicable, any of the foregoing. Notwithstanding the foregoing, you may not resign your employment for Good Reason unless (x) you provide the Company with at least thirty (30) days advance written notice of your intent to resign for Good Reason setting forth in reasonable detail why you believe Good Reason exists (which notice is provided not later than the 90th day following the date on which you become aware of the initial occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such thirty (30)-day period.

(c) “Change of Control” shall mean (a) sale of more than 50% of the outstanding capital stock of the Company in a single or related series of transactions, (b) the merger or consolidation of the Company with or into any other corporation or entity, other than a wholly-owned subsidiary of the Company, where the Company is not the surviving entity, or (c) a sale of all or substantially all of the assets of the Company to an unrelated entity; provided, however, that a “Change of Control” shall not include any sale, merger, consolidation or other transaction (x) in which all or substantially all of the beneficial owners of the outstanding capital stock of the Company immediately prior to the consummation thereof continue to own more than fifty percent (50%) of the outstanding capital stock of the Company immediately following the consummation thereof or (y) resulting from an exchange of debt securities of the Company for equity securities of the Company. Further, in the case of any item of income under this agreement to which the foregoing definition would otherwise apply with the effect that the income tax under Section 409A of the Internal Revenue Code of 1986, as amended and applicable administrative guidance issued thereunder (the “Code”) would apply or be imposed on income under this agreement, but where such tax would not apply or be imposed if the meaning of the term “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change of Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a

“Change of Control” (as defined above) and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(d) “Disability” shall mean a disability as determined in accordance with the disability insurance policy, as maintained from time to time, which entitles you or your beneficiary, as applicable, to payment on account of disability under such policy.

Your Severance Pay shall be subject to applicable deductions and withholdings. Your entitlement to Severance Pay will be subject to (1) you signing a Separation Agreement and General Release in a form satisfactory to the Company (the “Release”), which the Company shall deliver for your review and execution within ten (10) days of your termination of employment and which shall contain provisions relating to confidentiality, direct and non-direct solicitation of customers and employees and other reasonable and traditional terms, and (2) the Release becoming effective and irrevocable on or before the fiftieth (50th) day following the effective date of the termination of your employment. Subject to the paragraph below relating to certain delayed payments, the Severance Pay will be payable on the sixtieth (60th) day following the date of termination of your employment.

The following rules apply to payment of the Severance Pay: Any termination of your employment triggering payment of the Severance Pay must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation of service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), payment of the Severance Pay shall be delayed until after the date of a subsequent event constituting a “separation of service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if you are a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date your separation from service becomes effective, any benefits payable hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be delayed until the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) the date of your death, but only to the extent necessary to avoid the imposition of accelerated or increased income taxes, excise taxes or other penalties under Section 409A of the Code. On the earlier of (i) the business day following the six-month anniversary of the date your separation from service becomes effective, and (ii) your death, the Company shall pay you in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid you prior to that date pursuant to this letter agreement. It is intended that each installment of the payments and benefits provided for herein in connection with the termination of your employment shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A of the Code.

You may serve on two corporate boards of directors with the advance written consent of the Board.

If this offer is acceptable, please sign in the space below and return to me by your start date listed above. Faxed copies are confidentially accepted at 703-394-4552.

Kind regards,
Jamie L. Barkovic Director,
Human Resources

cc:      Peter D. Aquino, Chairman and CEO

/s/ Christie A. Hill	2/14/11
Accepted by: Christie A. Hill	Date